23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 20, 2008 relating to the financial statements of Gold Star Tutoring Services, Inc. (the “Company”) as of December 31, 2007 and for the period then ended and to all references to our firm included in this Registration Statement. Our report dated March 20, 2008 relating to the financial statements as of December 31, 2007 and for the period then ended, contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Berkovits & Company, LLP

Fort Lauderdale, Florida

November 5, 2008